Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	Contacts:

(336) 664-1233

Dean Priddy

Vice President of Administration and CFO

Jerry Neal

Executive Vice President of

Marketing and Strategic Development

RF MICRO DEVICES TO ACQUIRE SILICON WAVE, INC., A LEADING PROVIDER OF

HIGHLY INTEGRATED BLUETOOTH® SOLUTIONS

RFMD Currently Forecasts Quarterly Bluetooth Revenue Will Increase Sequentially

Throughout Its Current Fiscal Year

Greensboro, NC, April 22, 2004 – RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today announced it has signed a definitive agreement to acquire Silicon Wave, Inc., a privately held, San Diego-based company that is a leading supplier of integrated circuits for Wireless Personal Area Networks (WPANs).

Silicon Wave’s Bluetooth® product portfolio includes highly integrated single-chip CMOS radio processors (including the radio modem and digital baseband functions), as well as stand-alone CMOS radio modem solutions. The CMOS Bluetooth radio processors have a unique architecture that does not require external flash memory nor external RF components, which represents a cost and size advantage compared to competitors’ solutions. Silicon Wave’s Bluetooth products are currently in production and in use supporting multiple applications, including cellular handsets, PC peripherals and consumer electronics devices. Based on existing Bluetooth design activity, RF Micro Devices currently anticipates quarterly Bluetooth revenue will increase sequentially throughout its current fiscal year ending March 31, 2005.

Stuart Carlaw, Senior Bluetooth Analyst, IMS Research, said, “With the acquisition of Silicon Wave, RFMD puts itself in an extremely strong position to capture growth in the explosive Bluetooth market, which we anticipate will grow more than six-fold over the next three years. RFMD is a leader in the cellular PA market with a customer base that’s ripe to leverage for Bluetooth sales. Silicon Wave is an emerging force in personal area networks with highly integrated all-CMOS Bluetooth offerings that are gaining traction as stand-alone products. They’re also uniquely architected to provide convergent multi-protocol wireless solutions leveraging RFMD’s silicon-based product portfolio in complementary wireless connectivity markets. Given RFMD’s leadership position in wireless and Silicon Wave’s pioneering efforts establishing the next-generation, higher data-rate Bluetooth v1.2 standard, this acquisition presents excellent opportunities for both companies to combine their competitive strengths to create shareholder value.”

Bob Bruggeworth, president and chief executive officer of RF Micro Devices, said, “Leading industry analysts, such as IMS Research, forecast approximately 100 million Bluetooth devices will be shipped this year. This growth is being driven by the cellular handset market and related markets, including wireless headsets, printers and PC peripherals. Through our relationship with Silicon Wave, RFMD has design wins and is beginning to ramp multiple customers in each of these target markets. We have developed an excellent working relationship with Silicon Wave, and we have been impressed by the depth of their abilities in CMOS circuit design, systems level integration and product development. During the past year, they have proven their ability to execute and deliver Bluetooth products, which are enjoying strong design traction.”

David Lyon, president and chief executive officer of Silicon Wave, said, “The combination of Silicon Wave’s highly integrated CMOS systems-level Bluetooth solutions with RF Micro Devices’ customer relationships, strong supply chain and strategy to deliver increased functionality to the marketplace make this a great fit for both companies.”

In connection with the acquisition, RFMD will pay approximately $10.8 million in cash in exchange for all outstanding shares of Silicon Wave capital stock not owned by RFMD. Additionally, if certain revenue performance goals for the years ending March 31, 2005 and 2006 are met, RFMD will pay additional amounts in cash to shareholders of Silicon Wave. Excluding one-time acquisition-related charges, the impact of the transaction to RFMD’s earnings per share is expected to be dilutive by approximately $0.02 per share in the quarter ending June 30, 2004, and RFMD forecasts that the transaction should become neutral to accretive from an earnings standpoint in approximately 12 to 15 months.

The merger transaction is expected to close within 30 days and will be accounted for under the purchase method of accounting. The boards of directors of both companies have approved the merger, which awaits approval by Silicon Wave’s shareholders and other customary closing conditions. RFMD expects to record a one-time charge for purchased in-process research and development expenses related to the acquisition in its quarter ending June 30, 2004. The amount of that charge has not yet been determined.

Silicon Wave will be incorporated into RFMD’s wireless connectivity business unit, which focuses on developing and producing components and system-on-chip (SoC) solutions for Bluetooth, global positioning systems (GPS) and wireless local area networks (WLANs).

RF Micro Devices will conduct a conference call at 9:00 a.m. (EDT) today to discuss the above announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at the following URL:

http://ir.ccbn.com/ireye/ir_site.zhtml?ticker=RFMD&script=2100 or by visiting

www.rfmd.com and selecting “Investor Info.”

RF Micro Devices, Inc., an ISO 9001- and ISO 14001-certified manufacturer, designs, develops, manufactures and markets proprietary RFICs primarily for wireless communications products and applications such as cellular and PCS phones, base stations, WLANs and cable television modems. The Company offers a broad array of products – including amplifiers, mixers, modulators/demodulators, and single-chip receivers, transmitters and transceivers – representing a substantial majority of the RFICs required in wireless subscriber equipment. The Company’s goal is to be the premier supplier of low-cost, high-performance integrated circuits and solutions for applications that enable wireless connectivity. RF Micro Devices, Inc., is traded on the Nasdaq National Market under the symbol RFMD. For more information about RFMD, please visit www.rfmd.com.

This press release contains forward-looking statements that relate to RF Micro Devices’ plans, objectives, estimates and goals. Words such as “expects,” “anticipates,” “intends,” “plans,” “projects,” “believes” and “estimates,” and variations of these words and similar expressions, identify these forward-looking statements. RF Micro Devices’ business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication, molecular beam epitaxy and test, tape and reel facilities and the Company’s conversion from four-inch to six-inch wafer manufacturing, its ability to manage rapid growth and to attract and retain skilled personnel, variability in production yields, its ability to control and reduce costs and improve gross margins on highly integrated products, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices’ most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

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RF MICRO DEVICES® and RFMD® trademarks of RFMD, LLC.

BLUETOOTH is a trademark owned by Bluetooth SIG, Inc., U.S.A. and licensed for use by RF Micro Devices, Inc.

All other product, service and company names are trademarks, registered trademarks or service marks of their respective owners.